EXHIBIT 21.1

            SUBSIDIARIES OF IGENE BIOTECHNOLOGY, INC.

      The  table  below  sets  forth all  subsidiaries  of  Igene
Biotechnology, Inc. and the state or other jurisdiction of incorporation or organization of each.

    Subsidiary                      Jurisdiction of Organization
    ____________________________    ____________________________
    Igene Chile Comercial, Ltda.    Chile